Exhibit 99.1

Date:	January 25, 2005
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Fourth Quarter Earnings for 2004

LOS ALAMOS, N.M., January 25, 2005 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced preliminary unaudited earnings for the fourth quarter of 2004.

Unaudited net income for the fourth quarter of 2004 totaled $2.5 million or $0.36 diluted earnings per share, compared to $697 thousand or $0.09 diluted earnings per share for the same period in 2003, an increase of 251.8% in net income and an increase of 300.0% in diluted earnings per share.  This increase in net income was primarily due to an increase in net interest income of $1.4 million and a decrease in provision for loan losses of $1.1 million.  Other expenses also decreased $780 thousand and other income decreased $280 thousand.  The effect of these items, net of taxes, was an increase in unaudited net income of approximately $1.8 million for the fourth quarter of 2004 compared to the same period in 2003.

Unaudited net income for the year 2004 totaled $10.4 million or $1.52 diluted earnings per share, compared to $12.9 million or $1.90 diluted earnings per share for 2003, a decrease of 19.2% in net income and a decrease of 20.0% in diluted earnings per share.  This decrease was primarily due to a decline in gains on loans sold of $7.7 million due to an expected decline in mortgage loan refinancing activity.  Net interest income increased in 2004 by $2.9 million and provision for loan losses decreased $1.3 million, partially offsetting the decline in income from gain on loans sold.  The effect of these items, net of taxes, was a decline in unaudited net income of approximately $2.5 million in 2004 compared to 2003.  Trinity’s unaudited total assets were $1.1 billion at December 31, 2004.

Trinity is a bank holding company with approximately $1.1 billion in total assets and has approximately 300 employees.  LANB is currently in its 42nd year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe.  LANB also operates a network of 27 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its office in Los Alamos and will begin offering its services from its office in Santa Fe in February.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.